SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) July 13, 2005
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                         HARBOR FLORIDA BANCSHARES, INC.
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             (Exact name of registrant as specified in its charter)


         Delaware                       000-22817                65-0813766
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(State or other jurisdiction           (Commission              (IRS Employer
        of incorporation)              File Number)         Identification No.)


                   100 S. Second Street, Fort Pierce, FL 34950
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               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code (772) 461-2414
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          (Former name or former address, if changed since last report)
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Item 2.02.  Results of Operations and Financial Condition

     On July 13, 2005, Harbor Florida Bancshares, Inc. ("Bancshares")announced its earnings for the third quarter of the 2005 fiscal year.


Item 9.01.  Financial Statements and Exhibits

     A copy of the press release dated July 13, 2005 is attached as Exhibit 99.




                                   SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:        July 13, 2005        HARBOR FLORIDA BANCSHARES,
                                    INC., Registrant


                                   By:  /s/
                                        -------------------------------
                                        Name:  H. Michael Callahan
                                        Title:  Senior Vice President and
                                        Chief Financial Officer


Exhibit No.                Description

99                         Press release dated July 13, 2005


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                                                                Exhibit 99

HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES
THIRD QUARTER EARNINGS INCREASE

FOR IMMEDIATE RELEASE: JULY 13, 2005

         (Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("the Bank"), announced today that diluted earnings per share for its third fiscal quarter ended June 30, 2005, increased 15.9% to 51 cents per share on net income of $11.9 million, compared to 44 cents per share on net income of $10.3 million for the same period last year. Diluted earnings per share for the nine months ended June 30, 2005 increased 14.0% to $1.47 per share on net income of $34.2 million, compared to $1.29 per share on net income of $29.9 million for the same period last year. The increases for both the quarter and fiscal year to date were predominately due to increased net interest income, resulting from an increase in average interest-earning assets due primarily to originations of loans. This growth was funded primarily with low cost core deposits.

         The Company also announced today that its Board of Directors declared a quarterly dividend of 20 cents per share for the quarter ending June 30, 2005. The dividend is payable August 19, 2005 to shareholders of record as of July 22, 2005.

FINANCIAL CONDITION

         Total assets increased to $2.935 billion at June 30, 2005, from $2.627 billion at September 30, 2004. Total net loans increased to $2.178 billion at June 30, 2005, from $1.891 billion at September 30, 2004. Total deposits increased to $1.991 billion at June 30, 2005, from $1.745 billion at September 30, 2004.

         Total net loans increased due primarily to net increases of $135.9 million in residential one-to-four family mortgage loans, $76.8 million in land loans, $31.6 million in nonresidential mortgage loans, $28.6 million in consumer loans, and $10.2 million in commercial business loans for the nine months ended June 30, 2005. These increases were due to strong loan originations during the nine months ended June 30, 2005. When comparing originations for the nine months ended June 30, 2005 to the same period last year, residential one-to-four mortgage loan originations increased 20.2% to $687.4 million for the nine months ended June 30, 2005. Consumer loan originations increased 15.9% to $140.7 million for the nine months ended June 30, 2005. Commercial business loan originations increased 31.3% to $47.6 million for the nine months ended June 30, 2005. Commercial real estate loan originations increased 18.6% to $207.7 million for the nine months ended June 30, 2005.

         Deposits grew 14.1% during the nine months ended June 30, 2005 to $1.991 billion primarily due to a net increase of $172.4 million in core deposits (transaction and passbook accounts), and $73.9 million in certificate accounts. The Company continues to emphasize growth in transaction accounts, but believes that some of the significant growth during the nine months was attributable to short-term accumulation of disaster relief funds and insurance

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proceeds for the purpose of repairs to properties by homeowners and businesses.
Future growth in such deposits may, therefore, be less than the amounts obtained year to date.

RESULTS OF OPERATIONS

         Net interest income increased 15.1% to $28.0 million for the quarter ended June 30, 2005, from $24.4 million for the quarter ended June 30, 2004. This increase was primarily a result of a 14.1% increase from the quarter ended June 30, 2004 in average interest-earning assets that were funded primarily with low cost core deposits. Average total loans increased by $373.6 million, reflecting strong loan originations. The average balance of core deposits, certificate accounts and FHLB advances increased $205.8 million, $74.8 million and $57.3 million, respectively. The average balance of core deposits increased to 54.6% of total average deposits from 51.6% for the same quarter last year.

         Provision for loan losses was $463,000 for the quarter ended June 30, 2005, compared to $503,000 for the quarter ended June 30, 2004. The provision for the quarter ended June 30, 2005 was principally comprised of a charge of $309,000 due to increased credit risk resulting from growth in the loan portfolio and an increase of $160,000 due to an increase in the level of classified loans, partially offset by $6,000 in net recoveries.

         Other income decreased to $6.1 million for the quarter ended June 30, 2005, from $7.0 million for the quarter ended June 30, 2004. This decrease was due primarily to decreases of $1.4 million in gain on sale of equity securities and $313,000 in gain on disposal of premises and equipment, partially offset by increases of $304,000 in gain on sale of mortgage loans and $341,000 in fees and service charges. The increase in fees and service charges is primarily due to growth in transaction accounts.

         Other expense increased to $14.0 million for the quarter ended June 30, 2005, from $13.5 million for the quarter ended June 30, 2004. This increase was due primarily to increases of $647,000 in compensation and benefits, $191,000 in occupancy, and $570,000 in professional fees, partially offset by a decrease of $984,000 in other. The increases in compensation and benefits and occupancy are primarily due to growth in loans and deposits and expenses incurred in the opening of new branches. The increase in professional fees is due to additional expense related to compliance with the Sarbanes-Oxley Act of 2002 and the Bank Secrecy Act. Additional operating expenses may occur in future quarters as the Company continues to implement the requirements imposed by these regulations. The decrease in other was due primarily to the recognition in the quarter ended June 30, 2004 of a $873,000 non-deductible excise tax assessed by the Internal Revenue Service related to an operational adjustment in the Company's Employee Stock Ownership Plan.

         On June 17, 2005, the Company submitted a proposed compliance plan (the "Proposed Plan") to the Office of Thrift Supervision (the "OTS"). The Proposed Plan was requested by OTS to identify, correct and provide a schedule for compliance regarding selected areas of the Bank Secrecy Act and the Flood Disaster Protection Act. The Proposed Plan will be evaluated by the OTS to determine its sufficiency and will become effective upon approval by the OTS.

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         Income tax expense was $7.7 and $7.1 million for the quarters ended
June 30, 2005 and 2004. The effective tax rate was 39.1% for the quarter ended June 30, 2005 and 40.8% for the same period last year. The decrease in the tax rate was primarily due to the non-deductible ESOP excise tax recorded in the quarter ended June 30, 2004.

ASSET QUALITY

         Nonperforming loans decreased to $1.6 million at June 30, 2005 from $2.1 million at June 30, 2004. Net recoveries for the quarter ended June 30, 2005 was $6,000 compared to $9,000 in net chargeoffs for the same period last year. The ratio of the allowance for loan losses to total net loans decreased to ..89% of loans as of June 30, 2005, from .95% of total net loans for the same period last year. The allowance for loan losses remains sufficient to cover losses inherent in the loan portfolio.


TREASURY STOCK REPURCHASES

         Harbor Florida Bancshares, Inc.'s Board of Directors has previously approved a stock repurchase plan, permitting the Company to acquire up to 1,200,000 shares of its common stock subject to market conditions. The Company has repurchased 465,200 shares under the current stock repurchase program. As of June 30, 2005, the Company has a total of 8,010,936 shares held as treasury stock.

         Harbor Federal is located in Fort Pierce, Florida and has 37 offices located in a seven-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

         Financial highlights for Harbor Florida Bancshares, Inc. are attached.



CONTACT: Michael J. Brown, Sr., President, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.